In re Washington Mutual, Inc., et al.
Case No. 08-12229 (MFW)

 OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor's Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number: Various

Date of Confirmation: February 23, 2012	Account Type: Various

Reporting Period (month/year):	January 1, 2014 through March 31, 2014

Beginning Cash Balance:	$ 216,531,471

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:

Cash Sales / Interest:	$ 22,027

Collection of Accounts Receivable:	$ 0

Proceeds from Litigation / Settlement:	$ 0

Sale of Debtor’s Assets:	$ 0

Other Cash Receipts /Transfers:	$ 1,663,898

Total of cash received:	$ 1,685,925

Total of cash available:	$ 218,217,396

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative
claims of bankruptcy professionals:	$ 3,165,273

Disbursements made pursuant to the administrative claims of
bankruptcy professionals:	$ 7,144,650

All other disbursements made in the ordinary course:	$ 1,269,391

Total Disbursements	$ 11,579,314

Ending Cash Balance:	$ 206,638,081

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

4/30/14	/s/ John Maciel
Date	Name/Title

WMI Liquidating Trust
March 2014 Quarterly Summary Report -- UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

14	Rollforward of Liquidating Trust Interests

15	Next Dollar Analysis -- March 31, 2014

16	Next Dollar Analysis -- Projected LTI Balance after May 1, 2014 Distribution

17	Rollforward of Disputed Claims Reserve

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of  WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from January 1, 2014 through March 31, 2014, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2).  This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer.  This Quarterly Summary Report was prepared in accordance with liquidation basis accounting.  The financial data reflected in this document were not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation.  Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”).  Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results.  This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under Chapter 11 of title 11 of the United States Code with the Bankruptcy Court.  Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated as of September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012, (the “Confirmation Order”) [D.I. 9759].  After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”).  WMI emerged on the Effective Date as a newly reorganized company, WMI Holdings Corp. (“Reorganized WMI”).

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of the liquidating trust agreement dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and CSC Trust Company of Delaware, as the Delaware resident trustee (as amended, the “Liquidating Trust Agreement”).   On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed.   The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement.  The Trust has an initial term of three years from the Effective Date, subject to extension for up to an additional three years (subject to certain limited exceptions) with the approval of the Bankruptcy Court.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court.  The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets.  For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes.  Valuation of assets requires management to make difficult estimates and judgments.   Management used the services of an independent valuation firm to make its estimates for select assets. Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results.  Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported.  Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC”, under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for its fiscal year ending December 31, 2013.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report.  However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement.  In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains a link to the Trust’s filings with the SEC.

WMI Liquidating Trust
March 2014 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Quarterly

	For the Quarter ended March 31, 2014
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - December 31, 2013	$32,800,891	$4,856,214	$174,531,429	$4,342,937	$216,531,471

Receipts
Interest /Investment Income Received	264	-	45	-	309
Treasury Bill accretion	6,195	-	15,523	-	21,718
Sale / Monetization of Debtor's assets	-	-	-	-	-
Collection of tax receivable	-	-	-	-	-
Proceeds from Litigation	-	-	-	-	-
Proceeds from run-off notes	1,489,012	-	424	-	1,489,436
Distribution from subsidiaries	-	-	-	-	-
Reimbursement for tax professional fees	-	-	-	-	-
Other receipts	174,462	-	-	-	174,462
Total Receipts	1,669,933	-	15,992	-	1,685,925

Transfers
Disallowance of disputed claims	7,572,779	-	(7,572,779)	-	-
Allowance of disputed claims	-		(12,877,023)	12,877,023	-
Allowance of unreserved claims	-	-	-	-	-
Distribution to disputed Liquidating Trust Interests	-	-	-	-	-
Claims disallowed for non-release	-	-	-	-	-
Conditional release from litigation reserve	-	-	-	-	-
Other transfers	-	-	-	-	-
Total transfers	7,572,779	-	(20,449,802)	12,877,023	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	-	-	-	-	-
Disbursements to newly released / allowed claims	-	-	-	3,165,273	3,165,273
Other disbursements to allowed claimants (taxes, releases, etc)	-	-	-	-	-

Disbursements made for bankruptcy expenses
For services prior to the effective date	-	-	-	-	-
For services after the effective date	6,264,889	879,761	-	-	7,144,650

Disbursements in ordinary course:
Salaries and benefits	946,471	-	-	-	946,471
Travel and other expenses	32,505	-	-	-	32,505
Occupancy and supplies	128,807	-	-	-	128,807
Other outside services	38,491	-	-	-	38,491
Other disbursements	43,117	-	-	-	43,117
Trust Advisory Board fees and expenses	80,000	-	-	-	80,000
Disbursements in ordinary course	1,269,391	-	-	-	1,269,391

Total Disbursements	7,534,280	879,761	-	3,165,273	11,579,314

Ending Cash and Cash Equivalants	$34,509,323	$3,976,453	$154,097,619	$14,054,686	$206,638,081

WMI Liquidating Trust
March 2014 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Cumulative

	From the Effective Date through March 31, 2014
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219

Receipts
Interest /Investment Income Received	4,791	-	700	10,158	15,649
Treasury Bill accretion	38,445	-	354,635	-	393,080
Sale / Monetization of Debtor's assets	3,779,622	-	-	-	3,779,622
Proceeds from run-off notes	52,872,117	-	15,400	-	52,887,517
Distribution from subsidiaries	3,431,878	-	-	-	3,431,878
Reimbursement for tax professional fees	1,455,407	-	-	-	1,455,407
Other receipts	1,837,500	-	12,573	904,565	2,754,638
Total Receipts	63,419,760	-	383,308	914,723	64,717,791

Transfers
Disallowance of disputed claims	570,311,828	-	(570,311,828)	-	-
Allowance of disputed claims	-	-	(51,784,113)	51,784,113	-
Allowance of unreserved claims	(150,528)	-	-	150,528	-
Distribution to disputed Liquidating Trust Interests	(50,030,610)	-	50,030,610	-	-
Claims disallowed for non-release	14,209,673	-	-	(14,209,673)	-
Conditional release from litigation reserve	12,000,000	(12,000,000)	-	-	-
Other transfers	1,527,305	-	-	(1,527,305)	-
Total transfers	547,867,667	(12,000,000)	(572,065,331)	36,197,663	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	614,860,046	-	-	(10,937,075)	603,922,971
Disbursements to newly released / allowed claims	-	-	-	76,230,168	76,230,168
Other disbursements to allowed claimants (taxes, releases, etc)	44,004	-	-	11,503,463	11,547,467

Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	-	-	-	49,874,229
For services after the effective date	44,014,852	4,023,547	-	-	48,038,399

Disbursements in ordinary course:
Salaries and benefits	4,066,833	-	-	-	4,066,833
Travel and other expenses	176,926	-	-	-	176,926
Occupancy and supplies	1,074,187	-	-	-	1,074,187
Other outside services	623,834	-	-	-	623,834
Other disbursements	435,273	-	-	-	435,273
D&O Insurance	464,625	-	-	-	464,625
Trust Advisory Board fees and expenses	1,261,014	-	-	-	1,261,014
Disbursements in ordinary course	8,102,693	-	-	-	8,102,693

Total Disbursements	716,895,823	4,023,547	-	76,796,556	797,715,926

Ending Cash and Cash Equivalants	$34,509,323	$3,976,453	$154,097,619	$14,054,686	$206,638,081

WMI Liquidating Trust
March 2014 Quarterly Summary Report - UNAUDITED
Statements of Net Assets in Liquidation
(Liquidation Basis)

	3/31/2014	Effective Date
Assets:
Cash and cash equivalents	$34,509,323	$140,117,720
Cash held in reserve for litigation costs	3,976,453	20,000,000
Cash held in reserve for disputed claims	154,097,619	725,779,642
Other restricted cash	14,054,686	53,738,857
Total cash and cash equivalents	206,638,081	939,636,219

Income tax receivable	96,000,000	96,000,000
WMI runoff notes	107,799,077	127,851,091
WMI runoff notes (held in Disputed Claims)	30,772	1,232,742
Investment in subsidiaries	177,659	3,715,263
Prepaid expenses	939,267	948,080
Other assets	111,369	2,285,732
Total assets	$411,696,225	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$474,000	$94,112,477
Cash held for allowed claimants	14,054,686	53,471,976
Estimated costs to operate trust (See Notes 2 and 9 for further information)	20,284,854	40,000,000
Accounts payable	2,867,163	6,123,945
Accrued wages and benefits	170,900	18,261
Other accrued liabilities	4,519,805	133,441
Accrued liabilities - DCR	5,780	-
Total liabilities	42,377,188	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	154,122,611	727,012,384
Net assets available to Liquidating Trust Interests	215,196,426	250,796,644
Total net assets	369,319,037	977,809,028

Total liabilities and net assets	$411,696,225	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust
March 2014 Quarterly Summary Report - UNAUDITED
Statement of Changes in Net Assets in Liquidation
(Liquidation Basis)

	Quarter Ended March 31, 2014	Cumulative to Date

Net assets, beginning:	379,655,216	977,809,028

Income
Interest / Investment income - DCR	20,994	390,255
Interest income - runoff notes	3,425,416	31,633,506
Earnings / (Losses) from subsidiaries	(9,357)	(105,725)
Recovery of/(Additional) pre-effective expense	-	66,356,720
Other income / (Expense)	10,612	2,539,737
Total income	3,447,664	100,814,492

Expenses
Payroll and benefits	397,952	3,465,847
Occupancy and supplies	82,176	707,314
Professional fees & services	7,849,722	52,063,221
Other expenses	226,807	1,336,579

Total operating expenses	8,556,657	57,572,961
Change in reserve for costs to operate trust	(8,556,657)	(19,715,147)
Litigation expenses	906,821	4,421,428
Added / (Reduced) Expense	906,821	42,279,243

Other items
Allowed Claims	(12,877,023)	(51,784,115)
Disbursements to Liquidating Trust Interests	-	(614,860,046)
Other disbursements	-	(381,080)

Total changes in Net Assets	(10,336,180)	(608,489,991)

Net assets, ending	369,319,037	$369,319,037

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1:  Establishing the Trust

The Plan provides for the creation of the Trust.  On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution made on or about March 23, 2012 or whose claim was disputed or otherwise unresolved.  The Trust is and will continue to be responsible for liquidating, converting to cash and distributing the Trust’s assets to the Trust’s beneficiaries.  The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid Claims against or Equity Interests in the Debtors (“Liquidating Trust Interests” or “LTIs”).  The LTIs are not transferable except by will, intestate succession or operation of law.  The outstanding balance for LTIs as of March 31, 2014 is reported on the “Rollforward of Liquidating Trust Interests.”

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date, have received or will receive LTIs for their unpaid Allowed Claims entitling them to future distributions from or by the Trust in accordance with the subordination provisions of the Plan.   If distributions from the Trust become available to creditors and Equity Interest holders who have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”).  Holders of claims who have not been allowed (or holders who have not provided the necessary tax forms) did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims (or submission of the necessary tax forms).   Since the Effective Date, the DCR balances have changed due to the disallowance or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes. A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation.  See Note 4.

Note 2:  Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with AICPA Statement of Position 93-3 (“SOP 93-3”).  Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in SOP 93-3 include:

•
Assets and liabilities should be reported at their net realizable values.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

•
Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation.  The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation.  Such a report is inherently uncertain, as it is based on estimates and assumptions.  The cash amounts actually received and paid could be materially different than the reported balances.

•
The costs expected to consummate the liquidation should be recorded upfront.  On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)1 of $40.0 million to operate the Trust.  The Operating Reserve has been increased over time.  As of December 31, 2013, management estimated total expenses for the period from the Effective Date through March 19, 2015 (i.e. the date on which the Trust is to terminate in accordance with its terms), to be $77.8 million and recorded an Operating Reserve of $28.8 million.   During the quarter ending March 31, 2014, the Trust incurred operating expenses of $8.6 million reducing the Operating Reserve to $20.2 million.

•
Given the current status of various litigations, including the employee claims litigation and tax refund litigations, it is possible, if not probable, that the Trust will exercise the option set forth in the Plan and the Liquidating Trust Agreement to extend the term of the Trust for up to an additional three years; however, no final decision has been made in this regard. Furthermore, even if the term of the Trust is extended in accordance with Liquidating Trust Agreement, management does not currently believe that a full, three-year extension would be necessary.  Depending on the length of an extension and the assets and claims that are monetized and pursued, as the case may be, during that time, the Trust estimates that additional costs to operate the Trust could range from $5.0 to $10 million, subject to additional adjustment based on facts and circumstances existing at the time any such extension is authorized or effected.

Note 3:  Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide that the Liquidating Trustee will make distributions on at least a quarterly basis, subject to certain exceptions.

No excess cash for distribution has been generated since the last Distribution Date.  Therefore, while the next scheduled quarterly Distribution Date is May 1, 2014, the Trust will not make a quarterly cash distribution to LTI holders.  The Trust will, however, distribute cash from the Disputed Claims Reserve and unpaid LTIs on account of newly Allowed Claims. In addition, the Trust intends to distribute Runoff Notes to LTI holders on May 1, 2014.   See Note 7.

Note 4:  Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, and any dividends, gains or income attributable in respect of any of the foregoing.  The amounts retained are calculated as if each of the claims is an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections), and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes.  Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to such reserve as if sold at fair market value.  Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original Claim or Equity Interest of such recipient.

______________________

1 On the balance sheet, the item titled “Estimated cost to operate the Trust” is herein referred to as “the Operating Reserve.”

On March 10, 2014, the Trust entered into a settlement agreement (the “Providian Settlement Agreement”) with 15 employee claimants (the “Providian Claimants”).  The Providian Claimants filed claims totaling $27.7 million plus unliquidated damages for legal fees.  The DCR held $18.2 million for these claimants and the settlement agreement provides that the Trust will pay the Providian Claimants $12.5 million.  On March 27, 2013, the Court entered the order approving the Providian Settlement Agreement and the matters covered thereby which provides that the Trust will pay the Providian Claimants $12.5 million.  The Trust recorded the settlement as an allowed claim as of March 31, 2014 and distributed the payment on April 11, 2014.

As of March 31, 2014, approximately $7.5 million was released from the DCR to become general assets of the Trust.  The release of funds were predominantly related to funds held on behalf of the Providian Claimants as well as other excess reserves, offset by additional reserves required for amended and reinstated claims pursuant to court orders.

On the Statement of Net Assets, as of March 31, 2014, DCR assets include cash of $154.1 million and $30.8 thousand of Runoff Notes (including interest).  The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust.  Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed.  For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve.”

Note 5:  Reserve for Litigation Costs

The Plan required that the Trust set aside $20.0 million (the “Litigation Reserve”) to potentially pursue recoveries from pending and future investigations, litigations (other than tax-related litigation) and to defend certain claims.  Because it has not been determined whether and to what extent such funds will actually be used, the Trust did not, upon emergence, record a liability for such costs and the Trust reports these litigation costs as they are incurred.  Nevertheless, the Trust does report the cash held on account of the Litigation Reserve as a separate line item on the Statement of Net Assets and the activity is disclosed on the Schedule of Cash Receipts and Disbursements.

In connection with a distribution to LTI holders in November 2013, the Litigation Subcommittee authorized a release of $12 million from the Litigation Reserve to partially fund such distribution.  In accordance with the terms of the Liquidating Trust Agreement, as recently amended, the Litigation Subcommittee may require, subject to applicable conditions, that the Trust replenish the Litigation Reserve by up to $12 million, on an-as needed basis, from unrestricted funds currently held by the Trust, or as funds become available in the future.

As of March 31, 2014, $4.0 million had been paid to professionals representing the Trust in connection with pending and potential investigations, litigations and claims, and total costs incurred in connection with the foregoing were $4.4 million.  Therefore, on March 31, 2014, the Litigation Reserve had an available balance of $3.6 million.

Note 6:  Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future WMI net tax refunds on a 20% / 80% pro rata basis, respectively.  There are numerous litigations and refunds remaining at the Federal and State tax levels.  Total net refunds remaining are estimated to be between $200 and $600 million, of which the Trust would receive between $40 and $120 million.  An escrow account (the “Tax Refund Escrow”) was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement.  Management’s current estimate of the Trust’s share of the net tax refunds is $96 million.  There was no significant activity in the Tax Refund Escrow during the quarter and there are no scheduled distributions from the account.

The largest state income tax refund in dispute involves the State of California (the “California Tax Dispute”).  The Franchise Tax Board (the “FTB”) filed an amended proof of claim in the amount of $280.5 million, asserting amounts for taxes, penalties, and interest owed for the taxable years from 1997 through 2008.  The Trust objected to the FTB’s claim on various grounds, including that the State of California was actually holding net overpayments of tax from WMI totaling approximately $415 million.  Recently, the Trust and the FTB (with the concurrence of

JPMC) reached an agreement in principle (the “California Tax Settlement”) to settle the California Tax Dispute.  Upon approval by the Court, among other things, the California Tax Settlement will result in the FTB making a cash payment to the Tax Refund Escrow of $223.5 million, from which the Trust will receive $44.7 million thereof in accordance with the terms of the GSA.  The parties have not yet executed a definitive settlement agreement memorializing the California Tax Settlement; however, the Trust has filed a motion with the Court seeking approval of the California Tax Settlement and the Trust expects such motion to be heard on May 19, 2014.  While the parties believe the California Tax Settlement is in their best interests, there can be no assurances that the California Tax Settlement will be approved by the Court.

In addition, there are approximately $34 million in potential refunds due to the WMI Group from California relating to tax years of HF Ahmanson and Subsidiaries, a predecessor group of corporations.  The final amount of refunds and the timing of payment is dependent on the outcome of the Trust’s current litigation with the Internal Revenue Service (“IRS”) seeking refunds relating to the IRS acceleration of the recognition of income into 1995 discussed below.   If the Trust prevails in the litigation with the IRS on this matter, the Trust will receive approximately $6.8 million, in accordance with the tax refund allocations set forth in the GSA.  If the IRS prevails in this litigation, the Trust should receive approximately $2.0 to $2.4 million.

In the Court of Claims action, the IRS and the WMI Group have reached a settlement in principle with the IRS with respect to the portion of the Court of Claims action dealing with the acceleration of recognition of certain income into the 1995 tax year.  The Trust filed its motion for approval of the settlement by the Bankruptcy Court on April 23, 2014.  This settlement is also subject to internal review by the US Department of Justice and the Congressional Joint Committee on Taxation.  If approved by all parties, the WMI Group would be entitled to a net tax refund of approximately $42.9 million plus interest and return of penalties, if any.  The Trust is entitled to 20% of this refund pursuant to the GSA.  It is anticipated that the remaining Court of Claims actions will be tried during the 2015 calendar year.

WMI initiated a suit in the U.S. District Court of Western Washington at Seattle (“District Court”) and two suits in the United States Court of Federal Claims (“Court of Claims”) claiming federal tax refunds for deductions for the amortization and abandonment of certain intangible assets by a predecessor corporation in the 1990 through 1995 and the 1998 tax years.  In addition to claiming deductions relating to certain intangible assets in the Court of Claims suit for 1995, WMI claimed a refund for taxes paid as a result of an IRS audit adjustment accelerating the recognition of certain income into the 1995 tax year.

In the District Court action, the court initially ruled against WMI on summary judgment as to the legal issue of whether the taxpayer was entitled to a tax basis in the specified assets.  The U.S. Court of Appeals for the Ninth Circuit reversed the decision of the District Court and remanded the case back to the District Court to make a determination of tax basis and the corresponding amount of tax refunds.  A trial to determine the amount of tax basis was held in December of 2012.  On February 10, 2014 the District Court issued its opinion dismissing WMI’s claim for refund.  In its ruling, the District Court held that WMI failed to carry its burden of proof as to the amount of the deduction being claimed.  In addition, the District Court found that Home Savings (a predecessor bank to Washington Mutual Bank) did not permanently abandon its right to operate in Missouri in 1993.  On April 8, 2014 the WMI Group filed notice that it is appealing this decision to the United States Court of Appeals for the Ninth Circuit.

Note 7:  Runoff Notes

Pursuant to the Plan, Reorganized WMI issued Runoff Notes in the aggregate original principal amount of $130,000,000.00, maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent of available runoff proceeds or in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent runoff proceeds are unavailable).  The repayment of the Runoff Notes is limited to certain proceeds from WM Mortgage Reinsurance Company Inc., (“WMMRC”) which is a wholly-owned subsidiary of Reorganized WMI.  Reorganized WMI made a partial interest payment of $1.5 million on the First Lien Runoff Notes during the quarter.  Approximately $1.1 million of interest on the First Lien notes was capitalized to the outstanding principal of the Runoff Notes.

Reorganized WMI elected to make a payment-in-kind payment of approximately $802,000 on the Second Lien Runoff Notes and that amount was capitalized to the outstanding principal of the Second Lien Runoff Notes.

Pursuant to the Plan, creditors were entitled to elect a distribution of Runoff Notes in lieu of cash received on the Effective Date.  To the extent that eligible creditors did not elect all of the Runoff Notes, any remaining balance of the Runoff Notes was transferred to the Trust. The Plan provides the conditions under which the Trust can distribute the Runoff Notes.  As of March 31, 2014, the Trust owned $106.6 million of Runoff Notes (including paid-in-kind interest of $13.5 million) at face amount and interest receivable of $1.2 million for the benefit of all LTI holders.  In addition, the Trust (through the DCR) holds $30.8 thousand of Runoff Notes (including interest) on behalf of disputed claim holders who elected Runoff Notes in lieu of cash.

In the Quarterly Summary Report filed on January 31, 2014, the Trust disclosed that it filed a motion with the Bankruptcy on December 23, 2013 seeking authorization to sell the Runoff Notes held by the Trust in accordance with the procedures described in such motion.  The Trust believed that the potential sale of the remaining Runoff Notes would maximize the total value of Liquidating Trust Assets of the Trust.  However, because the Trust was unable to obtain the consent required under the Second Lien Notes to waive the restrictions on the accumulation of 4.75% or more of the aggregate principal amount of the Second Lien Notes, the Trust withdrew its motion to sell the Runoff Notes and intends to distribute the Runoff Notes, less any amounts received by the Trust on account of principal redemptions, if any, received prior to distribution, to the LTI holders as of the May 1, 2014 Distribution Date.

As disclosed in a Current Report on Form 8-K filed by Reorganized WMI on April 7, 2014 (the “Reorganized WMI 8-K”), on April 3, 2014, WMMRC and United Guaranty Residential Insurance Company entered into a Commutation Agreement and Mutual Release.   As described in the Reorganized WMI 8-K, upon consummation of the commutation contemplated thereby (which is subject to the receipt of certain consents and approvals, which, to our knowledge, have not all been received as of the date hereof), a distribution will be made to WMMRC, which will in turn distribute the portion of such distribution constituting runoff proceeds to the holders of Runoff Notes.  See the Reorganized WMI 8-K for a detailed description of the foregoing.

Note 8:  Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests.  A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date.  The shares and any cash distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust.  The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow.  The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above).  All expenses of the Disputed Equity Escrow (other than taxes) are borne by the Trust.   As of March 31, 2014, there were approximately 2.9 million shares of Reorganized WMI common stock in the Disputed Equity Escrow.

Note 9:  Employee Related Claims

As of March 31, 2014, the Trust held $110.3 million in reserve on account of the Employee Claims, with the aggregate “as-filed” amount of those claims totaling approximately $108.2 million as of the same date.

As previously disclosed, the Trust entered into settlements in principle with 56 of the Remaining Claimants representing over $90 million of disputed claims.  Since then, the Federal Deposit Insurance Corporation (“FDIC”) and Board of Governors of the Federal Reserve System (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called "golden parachute" regulations with respect to certain benefits for which these claimants are seeking payment.  As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process.  In response to the Trust's letter request on behalf of the 32 claimants, by letter, dated July 16, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute" regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  The Trust filed such application on August 14, 2013.  On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such "golden parachute" regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the Court.  On April 22, 2014, the Trust received a response to its August 14, 2013 letter stating that all but a small number of the agreements related to the remaining non-settled claims are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  As of December 31, 2013, of the 32 claimants who entered into stipulations with the Trust and agreed to participate in the interagency approval process, upon notification by the FDIC, one has been paid due to the de minimis amount of such settlement; one has withdrawn; and one claimant recently requested that the Trust amend such application to include payment on account of his settlement.  As a result, as of the date of this report, there are now 31 Remaining Claimants with settlements that are pending review by the FDIC and FRB.

In accordance with the Bankruptcy Court Order, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington (the “Washington District Court”) seeking such declaratory relief.  On November 5, 2013, the Trust filed an Amended Complaint (the “Amended Complaint”).  Pursuant to an order of the Washington District Court, responses to the Amended Complaint were due on or before January 21, 2014 and several defendants filed motions to dismiss and/or to transfer venue of the proceeding.  The Trust filed its responses to such motions on March 6, 2014.  While no hearing has been scheduled to consider such motions, the Trust anticipates that such motion practice and resolving the merits of the litigation could be protracted.  The Trust is currently unable to predict how long resolution of the litigation in the Washington District Court and any appeals will take.

Based on the foregoing, the Trust believes that the status of some or all of the settlements described above may change.  As a result, there can be no assurances that one or more these settlements will actually be consummated and value distributed on account thereof.

On a related note, during the hearing on August 22, 2013, the Court also ordered the parties to continue to work on a scheduling order covering the litigation of the Employee Claims held by non-settling parties.  As part of the scheduling order, the Court also ordered a resumption of discovery related to the Employee Claims, notwithstanding the Trust’s argument that such discovery should continue to be stayed until such time as the aforementioned declaratory judgment and interagency application process are resolved.  To date, the Trust has responded to 23 sets of requests for production of documents and 14 sets of interrogatories and has produced more than 65,000 documents.  The Court has set a trial date on change-in-control issues for early September 2014.

By motion filed in August 2013, (the “Motion to Estimate”) the Trust sought to cap the maximum allowable amount payable on account of certain of the "change in control" claims in accordance with limitations imposed by Section 502(b)(7) of the Bankruptcy Code (the “502(b)(7) Cap”) and to release reserves held in excess of such amounts, which the Trust estimates to be in the range of between $40 million and $67 million.  At the hearing held to consider the Motion to Estimate, the Court did not rule on the Motion to Estimate, instead stating on the record the Bankruptcy Court’s belief that a motion seeking partial summary judgment, based on grounds set forth in the Motion to Estimate, was a more appropriate method by which to address issues associated with the 502(b)(7) Cap.  In accordance with such directive, the Trust filed motions for partial summary judgment on October 31, 2013 [D.I. 11424 and D.I. 11429], one related to the Providian Claimants, as defined below, and the other related to other employee claimants.  Thereafter, the Court permitted limited discovery to be taken in connection with the motions for partial summary judgment.  On January 31, 2014, claimants filed oppositions and evidentiary objections to the Trust’s motion for summary judgment, and the Trust filed responses to these oppositions and evidentiary objections on February 21, 2014.

As discussed in Note 4, on March 10, 2014, the Trust entered into a settlement agreement (the “Providian Settlement Agreement”) with 15 employee claimants (the “Providian Claimants” and, together with the Trust, the “Parties”), who, pursuant to their proofs of claim and related documentation and agreements, maintain historical claims relating to the period prior to the seizure of WMB’s assets (the “Pre-Seizure Component”), as well as claims arising from or relating to the seizure of WMB’s assets (the “Post-Seizure Component”).  Pursuant to the Providian Settlement Agreement, among other things, the Trust agreed to resolve the Pre-Seizure Component and the Providian Claimants

have agreed to waive any and all recoveries relating to the Post-Seizure Component.  The Providian Claimants filed claims totaling $27.7 million plus unliquidated damages for legal fees.  The DCR held $18.2 million for these claimants and the settlement agreement provides that the Trust would pay the Providian Claimants $12.5 million.  On March 27, 2013, the Court entered the order approving the Providian Settlement Agreement and the matters covered thereby.  The Trust recorded the settlement as an allowed claim as of March 31, 2014 and distributed the payment on April 11, 2014.  Pursuant to the Providian Settlement Agreement, the Parties withdrew all claims, causes of action, motions, objections and any other pleadings from the employee claims litigation with respect to the related Providian Claimants.

At the April 23, 2014 hearing to consider the remaining summary judgment motion and the relief requested therein, the Bankruptcy Court held that the 502(b)(7) Cap applies to limit all of the claims subject to the motion, however, certain bonuses should be included in calculating the cap amount for each claimant.  The Trust and the employee claimants, or their respective counsel, as the case may be, will confer regarding the total cap amount for each claimant.

WMI Liquidating Trust
March 2014 Quarterly Summary Report -- UNAUDITED
Rollforward of Liquidating Trust Interests (1)

	Beginning -- 01/01/14	Post Effective Accretion	Allowed	Disallowed (2)	Disbursement	Other	Ending -- 03/31/14	04/01/14 - 05/01/14 Accretion	Projected 05/01/14 Distribution (4)	Projected Ending Balance

PIERS (Tranche 4)	$239,015,184	$1,140,890	$-	$-	$-	$-	$240,156,074	$394,233	$(83,553,775)	$156,996,532

Remaining Postpetition Interest Claim (Tranche 4) (3)	46,914,421	223,936	-	-	-	-	47,138,358	77,381	(6,491,737)	40,724,002

Allowed General Unsecured Claims (Tranches 2-4)	3,309,642	15,798	-	(37,136)	-	-	3,288,304	5,398	(1,030,635)	2,263,067

LTI balances -- Current LTI holders	289,239,247	1,380,624	-	(37,136)	-	-	290,582,735	477,012	(91,076,147)	199,983,600

LTI balances -- Disputed Claims	7,266,998	34,688	-	(961,057)	-	-	6,340,629	10,409	(1,987,317)	4,363,720

TOTAL LTI Balances	$296,506,244	$1,415,312	$-	$(998,193)	$-	$-	$296,923,364	$487,420	$(93,063,464)	$204,347,320

NOTES

* Holders of Liquidating Trust Interests ("LTIs") will receive statements of their individual LTI holdings outlining the respective rollforward activity through 05/01/14.

1)
LTIs are not issued to holders of subordinated claims and equity interests.  Additional LTIs will only be issued to holders of subordinated claims and equity interests if proceeds available for distribution exceed the face amount issued to current LTI holders.

2)
Includes the cancelation of LTIs reserved in the DCR in accordance with the Providian claims settlement and other withdrawn or settled claims, net of additional LTI amounts resulting from court orders to reinstate reserves for certain reinstated and amended claims.

3)
A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

4)
The projected distribution on 5/1/14 represents a distribution of Runoff Notes.  No cash will be distributed.  LTIs will be reduced by an amount equal to the remaining original principal of the Runoff Notes, pursuant to the Plan. The face amount of the Runoff Notes received will be higher than the reduction in the LTIs.

WMI Liquidating Trust
Next Dollar Analysis - LTI Balance as of March 31, 2014

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)

Up to $60,001,381	Until Debtor begins to pay actual post-petition interest as	General Unsecured Claims	3.2%
	opposed to by reason of contractual subordination	PIERS CUSIPs	96.8%

$60,001,382 - $296,923,364	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	19.9%
		General Unsecured Claims	3.2%
		PIERS CUSIPs	76.9%

NOTES:
(1)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
Next Dollar Analysis - Projected LTI Balance after May 1, 2014 Distributions

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)

Up to $204,347,320	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	19.93%
		General Unsecured Claims	3.24%
		PIERS CUSIPs	76.83%

NOTES:
(1)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
March 2014 Quarterly Summary Report - UNAUDITED
Rollforward of Disputed Claims Reserve

	Disputed Assets (2)	LTI (3)

Beginning Balance - 12/31/2013	174,555,851	7,266,998

Post-effective Accretion on LTI portion	-	34,688

Net Interest Earned on Disputed Assets	16,561	-

Cash Distribution to Disputed LTIs	-	-

Less: Allowed Claims (1)	(12,877,023)	-

Less: Disallowed Claims (4)	(7,572,779)	(961,057)

Other Adjustments	-	-

Ending Balance - 03/31/2014	154,122,611	6,340,629

NOTES:
1)	Cash payment for allowed claims includes each claim's pro rata portion of the interest earned by the DCR after the Effective Date.
2)	"Disputed Assets" includes cash held for the benefit of disputed claims as well as Runoff Notes elected by disputed claim holders in lieu of cash on the Effective Date.
3)	The face amount of unpaid claims which represents a claim against the general assets of the Trust, distributable in accordance with the subordination provisions of the Plan.
4)
Includes the release of cash and cancelation of LTIs reserved in the DCR purusuant to the Providian claims settlement and other withdrawn or settled claims, net of additional cash and LTIs resulting from court orders to reinstate reserves for certain reinstated and amended claims.